Filed pursuant to Rule 424(b)(5)
Registration Statement Nos. 333-277842 and 333-277842-02

Prospectus Supplement

November 20, 2024

(To prospectus dated March 12, 2024)

BP Capital Markets America Inc.

$400,000,000 5.017% Guaranteed Notes due 2027

$950,000,000 5.227% Guaranteed Notes due 2034

$650,000,000 4.868% Guaranteed Notes due 2029

Payment of the principal of and interest on the notes is fully guaranteed by

BP p.l.c.

On May 17, 2024, BP Capital Markets America Inc. issued $750,000,000 aggregate principal amount of 5.017% guaranteed notes due 2027 (the “original 2027 notes”). The 5.017% guaranteed notes due 2027 offered under this prospectus supplement (the “2027 notes”) will have the same terms (other than the public offering price and issuance date), form part of the same series and trade freely with the original 2027 notes. On May 17, 2024, BP Capital Markets America Inc. issued $1,000,000,000 aggregate principal amount of 5.227% guaranteed notes due 2034 (the “original 2034 notes”). The 5.227% guaranteed notes due 2034 offered under this prospectus supplement (the “2034 notes”) will have the same terms (other than the public offering price and issuance date), form part of the same series and trade freely with the original 2034 notes. The 4.868% guaranteed notes due 2029 (the “2029 notes” and, together with the 2027 notes and the 2034 notes, the “notes”) will bear interest at the rate of 4.868% per year. BP Capital Markets America Inc. will pay interest on the 2027 notes and on the 2034 notes on each May 17 and November 17, commencing on May 17, 2025. BP Capital Markets America Inc. will pay interest on the 2029 notes on each May 25 and November 25, commencing on May 25, 2025. The 2027 notes will mature on November 17, 2027. The 2034 notes will mature on November 17, 2034. The 2029 notes will mature on November 25, 2029. If any payment is due in respect of the notes on a date that is not a business day, it will be made on the next following business day, provided that no interest will accrue on the payment so deferred.

Payment of the principal of and interest on the notes is fully guaranteed by BP p.l.c.

Application will be made to list the notes on the New York Stock Exchange. The 2027 notes are a further issuance of the original 2027 notes, which are listed on the New York Stock Exchange. The 2034 notes are a further issuance of the original 2034 notes, which are listed on the New York Stock Exchange.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

Investment in these securities involves certain risks. See “Risk Factors” beginning on page 3 of the accompanying prospectus, “Principal risks and uncertainties” in BP’s Report on Form 6-K regarding results for the six-month period ended June 30, 2024, and “Risk factors” beginning on page 77 of BP p.l.c.’s 2023 Annual Report on Form 20-F.

	Per 2027 note	Per 2029 note	Per 2034 note	Total for the notes
Public Offering Price (1)	101.034%	100.000%	99.599%	$2,000,326,500
Underwriting Discount	0.070%	0.100%	0.200%	$2,830,000
Proceeds, before expenses, to BP Capital Markets America Inc. (2)	100.964%	99.900%	99.399%	$1,997,496,500

(1)	Interest on the 2029 notes will accrue from (and including) November 25, 2024 and interest on the 2027 notes and the 2034 notes will accrue from (and including) November 17, 2024.
(2)

With respect to the 2027 notes, plus accrued interest for the period from and including November 17, 2024 up to and excluding the date of delivery which is expected to be November 25, 2024, in the aggregate amount of $445,955.56. With respect to the 2034 notes, plus accrued interest for the period from and including November 17, 2024 up to and excluding the date of delivery which is expected to be November 25, 2024, in the aggregate amount of $1,103,477.78.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants (including Euroclear Bank S.A./N.V. (“Euroclear”), as operator of the Euroclear System, and Clearstream Banking, société anonyme) on or about November 25, 2024.

Joint Book-Running Managers

BofA Securities	Goldman Sachs & Co. LLC	Morgan Stanley	SMBC Nikko	Santander	TD Securities

Co-Managers

CAVU Securities	Academy Securities

The distribution of this prospectus supplement and prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and prospectus do not constitute an offer or an invitation on BP Capital Markets America Inc.’s (“BP Capital America”) or BP p.l.c.’s (“BP”) behalf or on behalf of the underwriters to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting” below.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

In order to utilize the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 (the “PSLRA”), BP is providing the following cautionary statement. This document contains certain forward-looking statements with respect to the financial condition, results of operations and businesses of BP and certain of the plans and objectives of BP with respect to these items. These statements may generally, but not always, be identified by the use of words such as “will”, “expects”, “is expected to”, “aims”, “should”, “may”, “objective”, “is likely to”, “intends”, “believes”, “anticipates”, “plans”, “we see” or similar expressions.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will or may occur in the future and are outside the control of BP. Actual results or outcomes, including the fair value of BP’s Rosneft shareholding, may differ materially from those expressed in such statements, depending on a variety of factors, including the specific factors identified in the discussions accompanying such forward-looking statements and other factors discussed elsewhere in this prospectus supplement, including under “Risk Factors” in the accompanying prospectus, under “Principal risks and uncertainties” in BP’s Report on Form 6-K regarding results for the six-month period ended June 30, 2024, and under “Risk Factors” in BP’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023. Factors set out in BP’s Report on Form 6-K regarding results for the six-month period ended June 30, 2024 and in BP’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023 are important factors, although not exhaustive, that may cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements.

DESCRIPTION OF NOTES

This section outlines the specific financial and legal terms of the notes that are more generally described under “Description of Debt Securities and Guarantees” beginning on page 11 of the accompanying prospectus. If anything described in this section is inconsistent with the terms described under “Description of Debt Securities and Guarantees” in the accompanying prospectus, the terms described below shall prevail.

5.017% Guaranteed Notes due 2027 (the “2027 notes”)

•	Issuer: BP Capital America

•	Title: 5.017% Guaranteed Notes due 2027

•

Total principal amount being issued: $400,000,000. The 2027 notes offered under this prospectus supplement will have the same terms (other than the public offering price and issuance date), form part of the same series and trade freely with the $750,000,000 aggregate principal amount of 5.017% Guaranteed Notes due 2027 issued on May 17, 2024 (the “original 2027 notes”). Upon completion of this offering, $1,150,000,000 aggregate principal amount of 2027 notes and original 2027 notes will be outstanding.

•	Issuance date: November 25, 2024

•	Maturity date: November 17, 2027

•	Day count: 30/360

•	Day count convention: Following Unadjusted

•	Interest rate: 5.017% per annum

•	Date interest starts accruing: November 17, 2024

•	Interest payment dates: May 17 and November 17 of each year, subject to the day count convention.

•

First interest payment date: May 17, 2025. The interest payable on May 17, 2025 to the purchasers of the 2027 notes will include interest deemed to have accrued from and including November 17, 2024 to, but excluding November 25, 2024, totaling $445,955.56.

•	Regular record dates for interest: The 15th calendar day preceding each interest payment date, whether or not such day is a business day.

•

Optional redemption: Prior to October 17, 2027 (one month prior to their maturity date) (the “Par Call Date”), BP Capital America may redeem the 2027 notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2027 notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2027 notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, BP Capital America may redeem the 2027 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2027 notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by BP Capital America in accordance with the following two paragraphs.

The Treasury Rate shall be determined by BP Capital America after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, BP Capital America shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, BP Capital America shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, BP Capital America shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, BP Capital America shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

BP Capital America’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. Once notice of redemption is sent, the 2027 notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the 2027 notes to be redeemed. If less than all of the 2027 notes are to be redeemed, the 2027 notes to be redeemed shall be selected by the Trustee in accordance with its policies and procedures. For so long as the 2027 notes are held by DTC, Euroclear or Clearstream (or another depositary), the redemption of the 2027 notes shall be done in accordance with the policies and procedures of the depositary. Unless BP Capital America defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 2027 notes or portions thereof called for redemption. Neither the Trustee nor the paying agent shall be responsible for calculating the redemption price.

•

Further issuances: BP Capital America may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2027 notes in one or more transactions subsequent to the date of this prospectus supplement with terms (other than the issuance date, public offering price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2027 notes issued hereby. These additional 2027 notes will be deemed part of the same series as and fungible with the 2027 notes issued hereby and will provide the holders of these additional 2027 notes the right to vote together with holders of the 2027 notes issued hereby, provided that such additional 2027 notes will be issued with no more than de minimis original issue discount or will be part of a “qualified reopening” for U.S. federal income tax purposes.

•

Net proceeds: The net proceeds, before expenses, of the 2027 notes will be $403,856,000, plus accrued interest for the period from and including November 17, 2024 up to and excluding the date of delivery which is expected to be November 25, 2024.

5.227% Guaranteed Notes due 2034 (the “2034 notes”)

•	Issuer: BP Capital America

•	Title: 5.227% Guaranteed Notes due 2034

•

Total principal amount being issued: $950,000,000. The 2034 notes offered under this prospectus supplement will have the same terms (other than the public offering price and issuance date), form part of the same series and trade freely with the $1,000,000,000 aggregate principal amount of 5.227% Guaranteed Notes due 2034 issued on May 17, 2024 (the “original 2034 notes”). Upon completion of this offering, $1,950,000,000 aggregate principal amount of 2034 notes and original 2034 notes will be outstanding.

•	Issuance date: November 25, 2024

•	Maturity date: November 17, 2034

•	Day count: 30/360

•	Day count convention: Following Unadjusted

•	Interest rate: 5.227% per annum

•	Date interest starts accruing: November 17, 2024

•	Interest payment dates: May 17 and November 17 of each year, subject to the day count convention.

•

First interest payment date: May 17, 2025. The interest payable on May 17, 2025 to the purchasers of the 2034 notes will include interest deemed to have accrued from and including November 17, 2024 to, but excluding November 25, 2024, totaling $1,103,477.78.

•	Regular record dates for interest: The 15th calendar day preceding each interest payment date, whether or not such day is a business day.

•

Optional redemption: Prior to August 17, 2034 (three months prior to their maturity date) (the “Par Call Date”), BP Capital America may redeem the 2034 notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2034 notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, BP Capital America may redeem the 2034 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2034 notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by BP Capital America in accordance with the following two paragraphs.

The Treasury Rate shall be determined by BP Capital America after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, BP Capital America shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, BP Capital America shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, BP Capital America shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, BP Capital America shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

BP Capital America’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. Once notice of redemption is sent, the 2034 notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the 2034 notes to be redeemed. If less than all of the 2034 notes are to be redeemed, the 2034 notes to be redeemed shall be selected by the Trustee in accordance with its policies and procedures. For so long as the 2034 notes are held by DTC, Euroclear or Clearstream (or another depositary), the redemption of the 2034 notes shall be done in accordance with the policies and procedures of the depositary. Unless BP Capital America defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 2034 notes or portions thereof called for redemption. Neither the Trustee nor the paying agent shall be responsible for calculating the redemption price.

•

Further issuances: BP Capital America may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2034 notes in one or more transactions subsequent to the date of this prospectus supplement with terms (other than the issuance date, public offering price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2034 notes issued hereby. These additional 2034 notes will be deemed part of the same series as and fungible with the 2034 notes issued hereby and will provide the holders of these additional 2034 notes the right to vote together with holders of the 2034 notes issued hereby, provided that such additional 2034 notes will be issued with no more than de minimis original issue discount or will be part of a “qualified reopening” for U.S. federal income tax purposes.

•

Net proceeds: The net proceeds, before expenses, of the 2034 notes will be $944,290,500, plus accrued interest for the period from and including November 17, 2024 up to and excluding the date of delivery which is expected to be November 25, 2024.

4.868% Guaranteed Notes due 2029 (the “2029 notes”)

•	Issuer: BP Capital America

•	Title: 4.868% Guaranteed Notes due 2029

•	Total principal amount being issued: $650,000,000

•	Issuance date: November 25, 2024

•	Maturity date: November 25, 2029

•	Day count: 30/360

•	Day count convention: Following Unadjusted

•	Interest rate: 4.868% per annum

•	Date interest starts accruing: November 25, 2024

•	Interest payment dates: May 25 and November 25 of each year, subject to the day count convention.

•	First interest payment date: May 25, 2025

•	Regular record dates for interest: The 15th calendar day preceding each interest payment date, whether or not such day is a business day.

•

Optional redemption: Prior to October 25, 2029 (one month prior to their maturity date) (the “Par Call Date”), BP Capital America may redeem the 2029 notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2029 notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, BP Capital America may redeem the 2029 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2029 notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by BP Capital America in accordance with the following two paragraphs.

The Treasury Rate shall be determined by BP Capital America after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, BP Capital America shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, BP Capital America shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, BP Capital America shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, BP Capital America shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury

Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

BP Capital America’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. Once notice of redemption is sent, the 2029 notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the 2029 notes to be redeemed. If less than all of the 2029 notes are to be redeemed, the 2029 notes to be redeemed shall be selected by the Trustee in accordance with its policies and procedures. For so long as the 2029 notes are held by DTC, Euroclear or Clearstream (or another depositary), the redemption of the 2029 notes shall be done in accordance with the policies and procedures of the depositary. Unless BP Capital America defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 2029 notes or portions thereof called for redemption. Neither the Trustee nor the paying agent shall be responsible for calculating the redemption price.

•

Further issuances: BP Capital America may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2029 notes in one or more transactions subsequent to the date of this prospectus supplement with terms (other than the issuance date, public offering price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2029 notes issued hereby. These additional 2029 notes will be deemed part of the same series as and fungible with the 2029 notes issued hereby and will provide the holders of these additional 2029 notes the right to vote together with holders of the 2029 notes issued hereby, provided that such additional notes will be issued with no more than de minimis original issue discount or will be part of a “qualified reopening” for U.S. federal income tax purposes.

•	Net proceeds: The net proceeds, before expenses, of the 2029 notes will be $649,350,000.

The following terms apply to the notes:

•

Guarantee: Payment of the principal of and interest on the notes will be fully guaranteed by BP. For more information about the guarantees, you should read “Description of Debt Securities and Guarantees” beginning on page 11 of the accompanying prospectus.

•	Denomination: The notes will be issued in denominations of $1,000 and integral multiples of $1,000.

•

Business day: If any payment is due in respect of the notes on a day that is not a business day, it will be made on the next following business day, provided that no interest will accrue on the payment so deferred. A “business day” for these purposes is any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

•	Ranking: The notes are unsecured and unsubordinated and will rank equally with all of BP Capital America’s other unsecured and unsubordinated indebtedness.

•

Payment of additional amounts: In the event that BP is required to withhold any taxes by the laws of the jurisdiction in which BP is incorporated from a payment under the guarantees, BP will be required, subject to certain exceptions, to pay you an additional amount so that the net amount you receive is the amount specified in the notes to which you are entitled. For further details, see “Description of Debt Securities and Guarantees—Payment of Additional Amounts” on pages 17-18 of the accompanying prospectus.

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Form of notes: The notes will be issued as one or more global securities. You should read “Legal Ownership—Global Securities” beginning on page 9 of the accompanying prospectus for more information about global securities.

•	Name of depositary: The Depository Trust Company, commonly referred to as “DTC”.

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Trading through DTC, Clearstream, Luxembourg and Euroclear: Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Banking, société anonyme, in Luxembourg (“Clearstream, Luxembourg”), customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds. For more information about global securities held by DTC through Clearstream, Luxembourg or Euroclear, you should read “Clearance and Settlement” beginning on page 22 of the accompanying prospectus.

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Listing: The original 2027 notes and the original 2034 notes are listed on the New York Stock Exchange. Application will be made to list the notes on the New York Stock Exchange though neither BP Capital America nor BP can guarantee such listing will be obtained.

•

Redemption: The notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 18 of the accompanying prospectus and as described herein under “—5.017% Guaranteed Notes due 2027—Optional Redemption”, “—5.227% Guaranteed Notes due 2034—Optional Redemption” and under “—4.868% Guaranteed Notes due 2029—Optional Redemption”. The provisions for optional tax redemption described in the prospectus will apply to changes in tax treatments occurring after May 15, 2024 (with respect to the 2027 notes and the 2034 notes) and after November 20, 2024 (with respect to the 2029 notes). At maturity, the notes will be repaid at par.

•	Sinking fund: There is no sinking fund.

•

Trustee: BP Capital America will issue the notes under an indenture with The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank), as trustee, dated as of June 4, 2003 (the “Indenture”), which is referred to on page 11 of the accompanying prospectus, as supplemented by a supplemental indenture with The Bank of New York Mellon Trust Company, N.A., as trustee, to be entered into on November 25, 2024.

•

Use of proceeds: The net proceeds from the sale of the notes will be used for general corporate purposes, including working capital for BP or other companies in the BP Group and the repayment of existing borrowings of BP and its subsidiaries.

•

Governing law and jurisdiction: The indenture, the notes and the guarantees are governed by New York law. Any legal proceeding arising out of or based upon the indenture, the notes or the guarantees may be instituted in any state or federal court in the Borough of Manhattan in New York City, New York.

BP Capital America’s principal executive offices are located at 501 Westlake Park Boulevard, Houston, Texas 77079.

GENERAL INFORMATION

Documents Available

BP files annual reports and other reports and information with the Securities and Exchange Commission (the “SEC”). BP’s filings are also available to the public at the SEC’s website at http://www.sec.gov.

The SEC allows BP to incorporate by reference in the prospectus supplement information contained in documents that BP files with the SEC. The information that BP incorporates by reference is an important part of this prospectus supplement and the accompanying prospectus. BP incorporates by reference in this prospectus supplement the following documents and any future filings that it makes with the SEC under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, until the completion of the offerings using this prospectus supplement and the accompanying prospectus:

•	Annual Report of BP on Form 20-F for the fiscal year ended December 31, 2023, dated March 8, 2024 (the “2023 Form 20-F”); and

•

The Reports on Form 6-K filed with the SEC on the following dates, each of which indicates on its cover that it is incorporated by reference: May  7, 2024 (film number 24919717), July  30, 2024 (film number 241154314) and October 29, 2024 (film number 241402715).

The information that BP files with the SEC, including future filings, automatically updates and supersedes information in documents filed at earlier dates. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that are incorporated by reference in this prospectus supplement.

The Annual Report on Form 20-F for the fiscal year ended December 31, 2023 of BP contains a summary description of BP’s business and audited consolidated financial statements with a report by BP’s independent registered public accounting firm. The consolidated financial statements have been prepared in accordance with United Kingdom adopted international accounting standards and International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (“IASB”) and as adopted by the European Union (“EU”) and in accordance with the provisions of the UK Companies Act 2006 as applicable to companies reporting under international accounting standards. IFRS as adopted by the UK does not differ from IFRS as adopted by the EU. IFRS as adopted by the UK and EU differs in certain respects from IFRS as issued by the IASB. The differences have no impact on the group’s consolidated financial statements for the years presented.

You may request a copy of the filings referred to above, excluding the exhibits to such filings, at no cost, by writing or telephoning BP at the following address:

BP p.l.c.

1 St. James’ Square

London SW1Y 4PD

United Kingdom

Tel. No.: +44 (0) 20 7496 4000

This prospectus supplement, the accompanying prospectus and any free-writing prospectus that BP Capital America and BP prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. Neither BP Capital America nor BP have authorized anyone to provide you with different information. Neither BP Capital America nor BP are making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. Furthermore, each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in the affairs of BP Capital America or BP since the date thereof or that the information contained therein is current as of any time subsequent to its date.

Notices

As long as the notes are issued in global form, notices to be given to holders of the notes will be given to DTC, in accordance with its applicable procedures from time to time.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Clearance Systems

The notes have been accepted for clearance through the DTC, Euroclear and Clearstream, Luxembourg systems. The 2027 notes have the following codes: CUSIP 10373Q BY5 and ISIN US10373QBY52. The 2034 notes have the following codes: CUSIP 10373Q CA6 and ISIN US10373QCA67. The 2029 notes have the following codes: CUSIP 10373Q CB4 and ISIN US10373QCB41.

CAPITALIZATION AND INDEBTEDNESS

The following table shows the unaudited consolidated capitalization and indebtedness of the BP Group as of September 30, 2024.

As of September 30, 2024
($ millions)
Share capital and reserves
Capital shares(1), (2)	4,262
Paid-in surplus(3)	16,763
Merger reserve(3)	27,206
Treasury shares	(9,127)
Investments in equity instruments	5
Cash flow hedge reserve	1
Costs of hedging reserve	(95)
Foreign currency translation reserve	(1,644)
Profit and loss account	27,455

BP shareholders’ equity	64,826

Hybrid bonds	13,516
Other interest	1,604

Equity attributable to non-controlling interests	15,120

Total equity	79,946

Finance debt and lease liabilities(4), (5), (6)
Lease liabilities due within one year	2,726
Finance debt due within one year	4,484
Lease liabilities due after more than one year	8,292
Finance debt due after more than one year	52,986

Total finance debt and lease liabilities	68,488

Total(7), (8)	148,434

(1)

Issued share capital as of September 30, 2024 comprised 16,262,632,593 ordinary shares, par value US$0.25 per share, and 12,706,252 preference shares, par value £1 per share. This excludes 717,435,379 ordinary shares which have been bought back and are held in treasury by BP. These shares are not taken into consideration in relation to the payment of dividends and voting at shareholders’ meetings.

(2)	Capital shares represent the ordinary and preference shares of BP which have been issued and are fully paid.
(3)	Paid-in surplus and merger reserve represent additional paid-in capital of BP which cannot normally be returned to shareholders.
(4)	Finance debt and lease liabilities recorded in currencies other than US dollars has been translated into US dollars at the relevant exchange rates existing on September 30, 2024.
(5)

Finance debt and lease liabilities presented in the table above consists of borrowings and obligations under leases. This includes one hundred percent of lease liabilities for joint operations where BP is the only party with the legal obligation to make lease payments to the lessor. Other contractual obligations are not presented in the table above—see BP Annual Report and Form 20-F 2023—Liquidity and capital resources for further information.

(6)

At September 30, 2024, the parent company, BP had issued guarantees totalling $56,754 million relating to group finance debt issued by subsidiaries. Thus 99% of the group’s finance debt had been guaranteed by BP. In addition, BP guarantees $11.9 billion of perpetual subordinated hybrid bonds issued by a subsidiary. At

September 30, 2024, $211 million of finance debt was secured by the pledging of assets. The remainder of finance debt was unsecured.

(7)

At September 30, 2024, the group had issued third-party guarantees under which amounts outstanding, incremental to amounts recognized on the group balance sheet, were $1,838 million in respect of the borrowings of equity-accounted entities and $438 million in respect of the borrowings of other third parties.

(8)

Total capitalization and indebtedness includes non-controlling interests of $15,120 million at September 30, 2024 which includes $12.0 billion related to perpetual hybrid bonds and $1.5 billion related to perpetual subordinated hybrid securities issued by a group subsidiary.

(9)	There has been no material change since September 30, 2024 in the consolidated capitalization and indebtedness of BP.

UNITED STATES TAXATION

For a discussion of the U.S. tax considerations applicable to the notes, please review the section entitled “Tax Considerations—United States Taxation” in the accompanying prospectus.

The 2029 notes will not be issued with more than de minimis original issue discount for U.S. federal income tax purposes and accordingly will not be subject to the special U.S. federal income tax considerations applicable to original issue discount securities.

Because the purchase price of the 2027 notes exceeds their principal amount, purchasers of the 2027 notes may elect to treat the excess (after excluding the portion of the purchase price attributable to accrued interest) as amortizable bond premium as described under “Tax Considerations—United States Taxation—United States Holders—Debt Securities Purchased at a Premium” in the accompanying prospectus.

The 2027 notes are a further issuance on the same terms (other than the public offering price and issuance date) as the original 2027 notes, which are listed on the New York Stock Exchange. The 2034 notes are a further issuance on the same terms (other than the public offering price and issuance date) as the original 2034 notes, which are listed on the New York Stock Exchange.

BP Capital America expects that the 2027 notes will be treated as issued in a “qualified reopening” of the outstanding $750,000,000 5.017% Guaranteed Notes due 2027 (CUSIP: 10373Q BY5, ISIN: US10373QBY52), previously issued by BP Capital America for U.S. federal income tax purposes. BP Capital America expects that the 2034 notes will be treated as issued in a “qualified reopening” of the outstanding $1,000,000,000 5.227% Guaranteed Notes due 2034 (CUSIP: 10373Q CA6, ISIN: US10373QCA67), previously issued by BP Capital America for U.S. federal income tax purposes.

Debt securities issued in a qualified reopening for U.S. federal income tax purposes are deemed to be part of the same issue as the original debt securities. Under such treatment, the 2027 notes would be deemed to have the same issue date and the same adjusted issue price as the original 2027 notes for U.S. federal income tax purposes, and the 2034 notes would be deemed to have the same issue date and the same adjusted issue price as the original 2034 notes for U.S. federal income tax purposes. Payments on the 2027 notes and the 2034 notes that are attributable to accrued interest for the period from and including November 17, 2024 up to and excluding the date of delivery which is expected to be November 25, 2024 should not be includible in income but should instead be treated as a return of capital which would generally reduce your tax basis in your notes.

UNITED KINGDOM TAXATION

Application will be made to list the notes on the New York Stock Exchange, which is a “recognised stock exchange” as defined in Section 1005 of the Income Tax Act 2007. For a discussion of the U.K. tax considerations applicable to the notes, please review the section entitled “Tax Considerations—United Kingdom Taxation” in the accompanying prospectus. Please note that the provisions summarised in that section under the sub-section entitled “Inheritance Tax” may be amended by the Finance Bill 2025 currently before the United Kingdom Parliament. Under this proposed legislation the special rule referred to in that sub-section for individuals domiciled outside the United Kingdom will no longer apply to such individuals, and instead apply only to individuals who are not “long-term UK residents” as defined in the draft legislation. This change is proposed to come into effect on April 6, 2025.

UNDERWRITING

Each underwriter named below has severally agreed, subject to the terms and conditions of the Purchase Agreement with BP Capital America and BP, dated the date of this prospectus supplement, to purchase the principal amount of notes set forth below opposite its name. The underwriters are committed to purchase all of the notes if any notes are purchased.

Underwriter	Principal Amount of 2027 Notes	Principal Amount of 2029 Notes	Principal Amount of 2034 Notes
BofA Securities, Inc.	$62,667,000	$101,834,000	$148,834,000
Goldman Sachs & Co. LLC	$62,667,000	$101,834,000	$148,834,000
Morgan Stanley & Co. LLC	$62,667,000	$101,833,000	$148,833,000
SMBC Nikko Securities America, Inc.	$62,667,000	$101,833,000	$148,833,000
Santander US Capital Markets LLC	$62,666,000	$101,833,000	$148,833,000
TD Securities (USA) LLC	$62,666,000	$101,833,000	$148,833,000
Academy Securities, Inc.	$12,000,000	$19,500,000	$28,500,000
CAVU Securities LLC	$12,000,000	$19,500,000	$28,500,000
Total	$400,000,000	$650,000,000	$950,000,000

The 2027 notes are a further issuance of the original 2027 notes, which are listed on the New York Stock Exchange. The 2034 notes are a further issuance of the original 2034 notes, which are listed on the New York Stock Exchange. The 2029 notes are a new issue of securities with no established trading market. Application will be made to list the notes on the New York Stock Exchange, although no assurance can be given that the notes will be listed on the New York Stock Exchange, and if so listed, the listing does not assure that a trading market for the notes will develop. BP Capital America and BP have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

BP Capital America and BP have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters propose to offer the notes initially at the offering price on the cover page of this prospectus supplement. The offering of the notes by the underwriters is subject to receipt and acceptance of the notes and subject to each underwriter’s right to reject any order in whole or in part. Following the initial offering of the notes pursuant to this prospectus supplement, the public offering prices or any other pricing terms of the notes may be changed.

We expect that delivery of the notes will be made to investors on or about November 25, 2024 (such settlement being referred to as “T+3”). Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one Business Day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to one Business Day before delivery will be required, by virtue of the fact that the notes will initially settle in three Business Days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisors.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time certain of the underwriters engage in transactions with BP or its subsidiaries in the ordinary course of business. Certain of the underwriters have performed investment banking, commercial banking and advisory services for BP in the past and have received customary fees and expenses for these services, and may do so again in the future. For example, in the ordinary course of their various businesses, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may also involve securities and/or instruments of BP or its affiliates. Certain of the underwriters or their affiliates that have a lending relationship with BP routinely hedge, and certain of those underwriters or their affiliates may hedge, their credit exposure to BP consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in BP’s securities, including potentially the notes. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or support the price of such notes, as the case may be, for a limited period after the issue date. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover over-allotments or to stabilize the price of the notes, the underwriters may bid for, and purchase, notes in the open market. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of the notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

Selling Restrictions

European Economic Area

Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”).

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

Prohibition of Sales to United Kingdom Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”).

Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation.

U.K. MIFIR PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in UK MiFIR; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

FSMA

Each underwriter has further represented and agreed that:

•	it has complied and will comply with all the applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to BP Capital America or BP.

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high-net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The notes may not, and will not, be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended; the “Financial Instruments and Exchange Act”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 (2020 Revised Edition) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore), BP Capital America has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the notes, constitutes or will constitute a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

BP CAPITAL MARKETS AMERICA INC.

BP CAPITAL MARKETS P.L.C.

GUARANTEED DEBT SECURITIES

Fully and unconditionally guaranteed by

BP p.l.c.

BP Capital Markets America Inc. and BP Capital Markets p.l.c. may use this prospectus to offer from time to time guaranteed debt securities.

We urge you to read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 12, 2024

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a shelf registration process. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us”.

In this prospectus, the terms “we”, “our” and “us” refer to BP p.l.c., BP Capital Markets America Inc. and BP Capital Markets p.l.c.; “BP” refers to BP p.l.c.; “BP Group” refers to BP and its subsidiaries; “ BP Capital America” refers to BP Capital Markets America Inc.; “BP Capital U.K.” refers to BP Capital Markets p.l.c.; and “BP Debt Issuers” refers to BP Capital America and BP Capital U.K., collectively, each a “BP Debt Issuer”. Each of the BP Debt Issuers may be the issuer in an offering of debt securities. BP will be the guarantor in an offering of debt securities of the BP Debt Issuers, which are referred to as guaranteed debt securities.

RISK FACTORS

Investing in the securities offered using this prospectus involves risk. We urge you to consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus and any risk factors included in the prospectus supplement, before you decide to buy our securities. The potential impact of the occurrence, or re-occurrence, of any of these risks could have a material adverse effect on BP’s business, financial position, results of operations, competitive position, cash flows, prospects, liquidity, shareholder returns and/or implementation of its strategic agenda, and could cause the trading price and liquidity of our securities to decline, in which case you may lose all or part of your investment.

Risks relating to BP’s business

You should read “Risk factors” in BP’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023 which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus, for information on risks relating to our business.

Risks relating to the debt securities

The debt securities are unsecured and your right to receive payments on the debt securities may be adversely affected by prior ranking claims

The debt securities will be unsecured. If the BP Debt Issuers default on the debt securities or BP defaults on the guarantee, or in the event of any bankruptcy, liquidation or reorganization of the BP Debt Issuers or BP, then, to the extent that the BP Debt Issuers or BP have granted security over their assets in respect of any of their obligations, the secured assets will be applied to satisfy those obligations before satisfaction of any payment obligations of the BP Debt Issuers or BP in respect of the debt securities or the guarantee. There may only be limited assets available to make payments on the debt securities or the guarantee in the event of an acceleration of the debt securities or any bankruptcy, liquidation or reorganization of the BP Debt Issuers or BP. If there is not enough collateral to satisfy all secured obligations, then any remaining amounts payable in respect of secured obligations would share equally with all unsubordinated unsecured obligations, including payment obligations in respect of the debt securities and the guarantee.

The BP Debt Issuers and BP can incur significantly more debt in the future, and your rights may be inferior to the rights of holders of that debt

The BP Debt Issuers and BP may each incur substantial additional indebtedness in the future, some or all of which may be secured by assets of the BP Debt Issuers, BP and/or their respective subsidiaries. The terms of the debt securities will not limit the amount of indebtedness the group may incur. Any such incurrence of additional indebtedness could have significant effects on the future operations of the BP Debt Issuers and BP because of the potentially significant cash requirements to service that debt, which could limit funds available for operations and future business opportunities and increase the vulnerability of the BP Debt Issuers and BP to adverse general economic and industry conditions or lower oil and gas prices. Any such additional indebtedness would also generally exacerbate the other risks that holders of the debt securities now face.

In addition, the indenture governing the debt securities does not restrict the BP Debt Issuers and BP from issuing debt securities in the future that provide holders with rights superior to the rights already granted, or that may be granted in the future, to holders of the debt securities. The BP Debt Issuers and BP may also incur indebtedness in the future under different instruments. All of this additional indebtedness incurred in the future under the indenture governing the debt securities or otherwise may rank senior to or be subordinated to the debt securities.

BP is a holding company, so its obligations as guarantor are structurally subordinated to liabilities of its subsidiaries

BP is organized as a holding company, and substantially all of its operations are carried out through subsidiaries. BP’s ability to meet its financial obligations is dependent upon the availability of cash flows from its domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances and other payments. No member of the group (other than the BP Debt Issuers and BP) has any obligation, contingent or otherwise, to pay any amounts due under the debt securities or to make funds available to the BP Debt Issuers or BP to enable either of them to pay any amounts due under the debt securities or the guarantee. Moreover, BP’s subsidiaries and affiliated companies are not required, and may not be able, to pay dividends to BP. Claims of the creditors of BP’s subsidiaries have priority as to the assets of such subsidiaries over the claims of BP. Consequently, in the event of insolvency of BP, the claims of holders of the debt securities under the guarantee would be structurally subordinated to the prior claims of the creditors of subsidiaries of BP. Moreover, subsidiaries of BP incorporated under the laws of England and Wales may be restricted by law in their ability to declare dividends due to failure to meet requirements tied to net asset levels or distributable profits.

A ratings decline could adversely affect the value of the debt securities

Any of the rating agencies that rate the debt of the BP Debt Issuers and BP has the ability to lower the ratings currently assigned to that debt as a result of its views about the group’s current or future business, financial condition, results of operations or other matters. Any ratings decline could adversely affect the value of the debt securities.

In addition, the credit ratings ascribed to the group and the debt securities are intended to reflect the ability of the BP Debt Issuers and BP to meet their respective repayment obligations in respect of the debt securities and the guarantee, and may not reflect the potential impact of all risks related to the structure, the market, the group and other factors on the value of the debt securities.

A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

ISSUERS OF GUARANTEED SECURITIES

The debt securities issued by the BP Debt Issuers under (i) the Indenture, dated as of June 4, 2003, among BP Capital America, BP, and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.) as trustee or (ii) the Indenture, dated as of March 8, 2002, among BP Capital U.K., BP and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.) as trustee, will, in each case, be fully and unconditionally guaranteed by BP. For a brief description of the general terms of the debt securities that we may offer and the guarantees that our subsidiaries may offer, see below under “Description of Debt Securities and Guarantees” in this prospectus.

Under the terms of the guarantees, BP will fully and unconditionally guarantee the payment of the principal of (and premium, if any) and interest on the guaranteed debt securities, including certain additional amounts which may be payable under the guarantees, as described below under “Special Situations—Payment of Additional Amounts”, in accordance with each indenture. BP guarantees the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration of acceleration, call for redemption or otherwise. The guarantees will be the full, direct, unconditional and unsecured general obligations of BP. The debt securities and related guarantees may or may not be subordinated to any of our other debt obligations as indicated in the applicable prospectus supplement. If they are not subordinated, they will rank equally with all our other unsecured and unsubordinated indebtedness.

BP Capital America and BP Capital U.K. are both finance subsidiaries who serve as financing vehicles for the BP Group and their principal source of income consists of payments on intra-group receivables. BP is a holding company and as such its ability to meet its financial obligations is dependent upon the availability of cash flows from its domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances and other payments. Claims of the creditors of BP’s subsidiaries have priority as to the assets of such subsidiaries over the claims of BP. If BP defaults on its guarantees, its ability to pay any debts existing at the time of the insolvency may be adversely affected by the insolvency laws of the jurisdiction of its organization. In addition, enforcement of each guarantee will be subject to certain generally available defenses under local law. For further discussion, please see “Risk Factors—BP is a holding company, so its obligations as guarantor are structurally subordinated to liabilities of its subsidiaries” above.

FORWARD-LOOKING STATEMENTS

In order to utilize the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 (the ‘PSLRA’), BP is providing the following cautionary statement. This prospectus, including documents incorporated by reference, and the related prospectus supplement may contain certain forecasts, projections and forward-looking statements—that is, statements related to future, not past, events and circumstances—with respect to the financial condition, results of operations and businesses of BP and certain of the plans and objectives of BP with respect to these items. These statements may generally, but not always, be identified by the use of words such as ‘will’, ‘expects’, ‘is expected to’, ‘aims’, ‘should’, ‘may’, ‘objective’, ‘is likely to’, ‘intends’, ‘believes’, ‘anticipates’, ‘plans’, ‘we see’ or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will or may occur in the future and are outside the control of BP. Actual results or outcomes, including the fair value of BP’s Rosneft shareholding, may differ materially from those expressed in such statements, depending on a variety of factors, including: the extent and duration of the impact of current market conditions including the volatility of oil prices, the effects of BP’s plan to exit its shareholding in Rosneft and other investments in Russia, overall global economic and business conditions impacting BP’s business and demand for BP’s products as well as the specific factors identified in the discussions accompanying such forward-looking statements; changes in consumer preferences and societal expectations; the pace of development and adoption of alternative energy solutions; developments in policy, law, regulation, technology and markets, including societal and investor sentiment related to the issue of climate change; the receipt of relevant third party and/or regulatory approvals; the timing and level of maintenance and/or turnaround activity; the timing and volume of refinery additions and outages; the timing of bringing new fields onstream; the timing, quantum and nature of certain acquisitions and divestments; future levels of industry product supply, demand and pricing, including supply growth in North America and continued base oil and additive supply shortages; OPEC+ quota restrictions; production-sharing agreements (PSAs) and technical service contracts (TSCs) effects; operational and safety problems; potential lapses in product quality; economic and financial market conditions generally or in various countries and regions; political stability and economic growth in relevant areas of the world; changes in laws and governmental regulations and policies, including related to climate change; changes in social attitudes and customer preferences; regulatory or legal actions including the types of enforcement action pursued and the nature of remedies sought or imposed; the actions of prosecutors, regulatory authorities and courts; delays in the processes for resolving claims; amounts ultimately payable and timing of payments relating to the Gulf of Mexico oil spill; exchange rate fluctuations; development and use of new technology; recruitment and retention of a skilled workforce; the success or otherwise of partnering; the actions of competitors, trading partners, contractors, subcontractors, creditors, rating agencies and others; our access to future credit resources; business disruption and crisis management; the impact on our reputation of ethical misconduct and non-compliance with regulatory obligations; trading losses; major uninsured losses; the possibility that international sanctions or other steps taken by competent authorities or any other relevant persons may impact BP’s ability to sell its interests in Rosneft, or the price for which it could sell such interests; the actions of contractors; natural disasters and adverse weather conditions; changes in public expectations and other changes to business conditions; wars and acts of terrorism; cyber-attacks or sabotage; and other factors discussed elsewhere in this prospectus including on pages 3-4 under “Risk Factors”. In addition to factors set forth elsewhere in this prospectus, those set out above are important factors, although not exhaustive, that may cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Any forward-looking statements made by or on BP’s behalf speak only as of the date they are made. BP does not undertake to update forward-looking statements to reflect any changes to its expectations or any changes in events, conditions or circumstances on which any such statement is based. Additional information, including information on factors which may affect BP’s business, is contained in BP’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

BP files annual reports and other reports and information with the SEC. BP’s SEC filings are available to the public at the SEC’s website at www.sec.gov.

BP’s American Depositary Shares are listed on the New York Stock Exchange. BP’s ordinary shares are admitted to trading on the London Stock Exchange and are also listed on the Frankfurt Stock Exchange in Germany. You can consult reports and other information about BP that it files pursuant to the rules of the London Stock Exchange and the New York Stock Exchange at these exchanges.

The SEC allows BP to “incorporate by reference” into this prospectus the information in documents filed with the SEC. This means that BP can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus; accordingly, we urge you to read it with the same care. When BP updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

BP incorporates by reference into this prospectus the documents listed below and any documents BP files with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any future annual reports on Form 20-F, until the offerings made under this prospectus are completed:

•	Annual Report on Form 20-F for the year ended December 31, 2023 (File No. 001-06262), filed on March 8, 2024.

•	BP’s Form 6-K (File No. 001-06262), filed on February 6, 2024. This Form 6-K presents a table of capitalization and indebtedness for BP as of December 31, 2023.

•

Any reports on Form 6-K furnished to the SEC by BP pursuant to the Exchange Act that indicate on their cover page that they are incorporated by reference in this prospectus after the date of this prospectus and before the date that any offering of the securities by means of this prospectus is terminated.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning BP at the following address, or by accessing our website at www.bp.com:

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD, United Kingdom

(011) 44-20-7496-4000

You should rely only on the information that we incorporate by reference or provide in this prospectus or the prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of those documents. Except for the documents specifically incorporated by reference into this prospectus, the information contained on, or that can be accessed through, our website or the SEC’s website is not part of, and is not incorporated into, this prospectus or the registration statement of which this prospectus is a part.

BP p.l.c.

BP p.l.c. was incorporated in 1909 in England and Wales. BP p.l.c. is a public company limited by shares, incorporated under the name BP p.l.c. and is registered in England and Wales with registered number 102498.

You can find a more detailed description of BP’s business and recent transactions in BP’s Annual Report on Form 20-F for the year ended December 31, 2023, which is incorporated by reference in this prospectus.

BP’s principal executive offices are located on 1 St. James’s Square, London SW1Y 4PD, United Kingdom. BP’s telephone number is (011) 44-20-7496-4000.

DESCRIPTION OF BP DEBT ISSUERS

Financial Statements

We do not present separate financial statements of the BP Debt Issuers in this prospectus because management has determined that they would not be material to investors. BP will fully and unconditionally guarantee the guaranteed debt securities issued by BP Debt Issuers as to payment of principal, premium, if any, interest and any other amounts due.

Issuer Identity

BP will determine the identity of an issuer relating to a particular series of debt securities in light of considerations related to the funding needs of BP and its consolidated subsidiaries. These include (i) the anticipated use of proceeds; (ii) related funding requirements of BP and its consolidated subsidiaries; and (iii) relevant tax considerations.

BP Capital Markets America Inc.

BP Capital America is a wholly owned indirect subsidiary of BP and was incorporated under the laws of Delaware on February 15, 2002. BP Capital America is a financing vehicle for the BP Group and issues debt securities on behalf of the BP Group. BP Capital America will lend substantially all proceeds of its borrowings to the BP Group.

BP Capital Markets p.l.c.

BP Capital U.K. is a wholly owned indirect subsidiary of BP and was incorporated under the laws of England and Wales on December 14, 1976. BP Capital U.K. is a financing vehicle for the BP Group and issues debt securities and commercial paper on behalf of the BP Group. BP Capital U.K. will lend substantially all proceeds of its borrowings to the BP Group.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes. These include working capital for BP or other companies in the BP Group and the repayment of existing borrowings of BP and its subsidiaries.

LEGAL OWNERSHIP

Street Name and Other Indirect Holders

We generally will not recognize investors who hold securities in accounts at banks or brokers that are the legal holders of securities. When we refer to the holders of securities, we mean only the actual legal and (if applicable) record holder of those securities. Holding securities in accounts at banks or brokers is called holding in street name. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold securities in street name, we urge you to check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required to vote;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the securities run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?

A global security is a special type of indirectly held security, as described above on this page under “—Street Name and Other Indirect Holders”. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.

We require that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of securities will indicate whether the series will be issued only in the form of global securities.

Special Investor Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

If you are an investor in securities that are issued only in the form of global securities, you should be aware that:

•	You cannot get securities registered in your own name.

•	You cannot receive physical certificates for your interest in the securities.

•

You will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained under “—Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions (other than actions undertaken pursuant to our instructions) or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds.

Special Situations When the Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the securities have been previously described under “—Street Name and Other Indirect Holders” and “—Direct Holders”.

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

•

When an event of default on the securities has occurred and has not been cured. Defaults on debt securities are discussed below under “Description of Debt Securities and Guarantees—Default and Related Matters—Events of Default”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this description “you” means direct holders and not street name or other indirect holders of securities. We urge indirect holders to read the subsection entitled “—Street Name and Other Indirect Holders”.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

Each of the BP Debt Issuers may issue guaranteed debt securities using this prospectus. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. BP Capital America has entered into an Indenture, dated as of June 4, 2003, among BP Capital America, BP and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.) as trustee. BP Capital U.K. has entered into an Indenture, dated as of March 8, 2002, among BP Capital U.K., BP and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.) as trustee.

The trustee under each of the indentures has two main roles:

•

first, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Default and Related Matters—Events of Default—Remedies If an Event of Default Occurs” below; and

•	second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

BP acts as the guarantor of the guaranteed debt securities issued under the BP Debt Issuers’ indentures. The guarantees are described under “—Guarantees” below.

The indentures and their associated documents contain the full legal text governing the matters described in this section. The indentures, the debt securities and the guarantees are governed by New York law. The indentures are exhibits to our registration statement. See “Where You Can Find More Information About Us” for information on how to obtain a copy.

This section contains what we believe is a materially complete and accurate summary of the material provisions of the indentures, which are substantially identical to each other, the debt securities and the guarantees. However, because it is a summary, it does not describe every aspect of the indentures, the debt securities or the guarantees. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including some of the terms used in the indentures. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

The BP Debt Issuers may each issue as many distinct series of debt securities under its respective indenture as it wishes. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.

We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101) Special U.S. federal income tax, accounting and other considerations may apply to original issue discount securities. The applicable U.S. federal income tax considerations for original issue discount securities are described under “Tax Considerations—United States Taxation—United States Holders—Original Issue Discount” below. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	which of the BP Debt Issuers is the issuer of the debt securities;

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities or on the future offering of additional debt securities beyond any such limit;

•	any stock exchange on which we will list the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the denominations in which the series of debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

•

the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

•	the applicability of the provisions described under “Special Situations—Defeasance and Discharge”;

•	whether we will be required to pay additional amounts for withholding taxes or other governmental charges and, if applicable, a related right to an optional tax redemption for such a series;

•

whether the series of debt securities will be issuable in whole or part in the form of a global security as described under “Legal Ownership—Global Securities”, and the depositary or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee; and

•	any other special features of the series of debt securities.

Unless otherwise stated in the prospectus supplement, the debt securities will be issued only in fully registered form without interest coupons.

Guarantees

BP will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the guaranteed debt securities, including certain additional amounts which may be payable under the guarantees, as described under “Special Situations—Payment of Additional Amounts”. BP guarantees the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration of acceleration, call for redemption or otherwise.

Overview of Remainder of This Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities.

•	Your rights to receive payment of additional amounts due to changes in U.K. tax withholding or deduction requirements.

•	Your rights if we default or experience other financial difficulties.

•	Our relationship with the trustee.

Additional Mechanics

Exchange and Transfer

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

You may exchange or transfer registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. (Section 305)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307)

We will pay interest, principal and any other money due on the registered debt securities at the corporate trust office of the trustee in Chicago, Illinois. That office is currently located at The Bank of New York Mellon

Trust Company, N.A., 311 South Wacker Drive, Suite 6200B, Floor 62, Mailbox #44, Chicago, Illinois 60606. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We urge street name and other indirect holders to consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you through the trustee of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 106)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1006)

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another corporation or other entity or to buy or lease substantially all of the assets of another corporation or other entity. No vote by holders of debt securities approving any of these actions is required, unless as part of the transaction we make changes to the indenture requiring your approval, as described below under “—Modification and Waiver”. We may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We may take these actions even if they result in:

•	a lower credit rating being assigned to the debt securities; or

•	additional amounts becoming payable in respect of U.K. withholding tax, and the debt securities thus being subject to redemption at our option, as described below under “—Optional Tax Redemption”.

We have no obligation under the indenture to seek to avoid these results, or any other legal or financial effects that are disadvantageous to you, in connection with a merger, consolidation or sale or lease of assets that is permitted under the indenture. However, we may not take any of these actions unless all the following conditions are met:

•

Where a BP Debt Issuer or BP, as applicable, merges out of existence or sells or leases substantially all of its assets, the other entity must assume its obligations on the debt securities or the guarantees. Such other entity must be organized under the laws of such BP entity’s jurisdiction or a political subdivision thereof.

•

The merger, sale or lease of assets or other transaction must not cause a default on the debt securities, and we must not already be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “Default and Related Matters—Events of Default—What Is an Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

It is possible that the merger, sale or lease of assets or other transaction would cause some of our property to become subject to a mortgage, security interest, lien or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back.

It is possible that the U.S. Internal Revenue Service may deem a merger or other similar transaction to cause an exchange for U.S. federal income tax purposes of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval

First, there are changes that cannot be made to your debt securities without your specific approval. We must obtain your specified approval in order to:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive various defaults;

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture; and

•	change the obligations of BP to pay any principal, premium or interest under the guarantees. (Section 902)

Changes Requiring a Majority Vote

The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of the covenants described in this summary or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 513)

Changes Not Requiring Approval

The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent as of the date of original issuance.

•

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “—Defeasance and Discharge”. (Section 101)

•

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 90 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 90 days) this period from time to time. (Sections 501, 502, 512, 513 and 902)

We urge street name and other indirect holders to consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Redemption and Repayment

Unless otherwise indicated in the prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity unless the prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless the related prospectus supplement specifies one or more repayment dates.

If the prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price(s). It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

If the prospectus supplement specifies a repayment date, your debt security will be repayable by us at your option on the specified repayment date(s) at the specified repayment price(s), together with interest accrued to the repayment date.

In the event that we exercise an option to redeem any debt security, we will give written notice of the principal amount of the debt security to be redeemed to the trustee at least 45 days before the applicable redemption date and to the holder not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under “Additional Mechanics—Notices”.

If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers; we urge you to take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

We urge street name and other indirect holders to contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Payment of Additional Amounts

The government of any jurisdiction where BP or BP Capital U.K. is incorporated may require BP or BP Capital U.K. respectively to withhold or deduct amounts from payments on the principal or interest on a debt security or any amounts to be paid under the guarantees for or on account of taxes or any other assessments or other governmental charges (“Tax”). If the jurisdiction requires a withholding or deduction of this type, BP or BP Capital U.K., as the case may be, may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled.

BP or BP Capital U.K., as the case may be, will not have to pay additional amounts under any of the following circumstances:

•	The U.S. government or any political subdivision of the U.S. government is the entity that is imposing the Tax.

•

The Tax is imposed due to a connection between the holder of the security (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the holder if the holder is an estate, trust, partnership or corporation) and the jurisdiction that requires the withholding or deduction, including such person being or having been a citizen or resident of that jurisdiction or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein.

•	The Tax is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•	The Tax is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge.

•	The Tax is for a tax, assessment or other governmental charge that is payable in a manner that does not involve withholdings.

•	The Tax is imposed or withheld because the holder or beneficial owner failed:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner, or

•

to make a declaration or satisfy any information requirements, that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such Tax.

•

The withholding or deduction is imposed pursuant to any Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26–27 November 2000, or any law implementing such Directives.

•	The withholding or deduction that is imposed could have been avoided by the holder presenting its debt securities to another paying agent.

•	The Tax is withheld or imposed due to a combination of the items listed above (other than the first bulleted item listed above).

•

The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any security, to the extent that the laws of the jurisdiction require the payment to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

Notwithstanding anything to the contrary under this Section “—Payment of Additional Amounts”, BP or BP Capital U.K. shall not be required to pay any additional amounts with respect to any withholding or deduction imposed on or in respect of any debt security pursuant to FATCA, the U.K. laws implementing FATCA or any agreement between such debt issuer or guarantor and any taxing or governmental authority entered into for FATCA purposes.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to BP or BP Capital U.K., as the case may be, is organized. The prospectus supplement relating to the debt securities may describe additional circumstances in which BP would not be required to pay additional amounts. (Section 1010)

Optional Tax Redemption

We may also have the option to redeem the debt securities of a given series if, as a result of any change in United Kingdom tax treatment (or, in the case of debt securities issued by BP Capital America, the tax treatment of a successor jurisdiction of BP), BP or BP Capital U.K, as the case may be, would be required to pay additional amounts as described in the previous subsection under “—Payment of Additional Amounts”. This option applies only in the case of changes in United Kingdom tax treatment that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities, or, in the case of changes in the tax treatment of a successor jurisdiction, that occur after the date of succession. The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. (Section 1108)

Event Risk Provisions

The debt securities do not contain event risk provisions designed to require BP or the BP Debt Issuers to redeem or repurchase the debt securities, reset the interest rate or take other actions in response to highly leveraged transactions, changes in credit ratings or similar occurrences.

Defeasance and Discharge

The following discussion of full defeasance and discharge will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (Section 403)

We can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. In addition, on the date of such deposit, we must not be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “Default and Related Matters—Events of Default—What Is an Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing holders of the debt securities to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. In the case of debt securities being discharged, we must deliver along with this opinion a private letter ruling from U.S. Internal Revenue Service to this effect or a revenue ruling pertaining to a comparable form of transaction to that effect published by the U.S. Internal Revenue Service.

•

If the debt securities are listed on the New York Stock Exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted.

However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Default and Related Matters

Ranking

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities may or may not be subordinated to any of our other debt obligations as indicated in the applicable prospectus supplement. If they are not subordinated, they will rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term “event of default” means, with respect to a debt security, any of the following:

•	We do not pay the principal or any premium on the debt security at maturity.

•	We do not pay interest on the debt security within 30 days of its due date.

•	We do not deposit any sinking fund payment for the debt security on its due date.

•

We remain in breach of a covenant or any other term of the applicable indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•	We file for bankruptcy or certain other events if bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if:

•	all amounts due (as interest, principal and otherwise) are paid or deposited with the trustee; and

•	all events of default, other than the non-payment of the principal of the debt securities which have become due solely by such declaration of acceleration, have been cured or waived. (Section 502)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity. (Section 507)

We urge street name and other indirect holders to consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1008)

Regarding the Trustee

BP and several of its subsidiaries maintain banking relations with the trustee group of companies in the ordinary course of their business.

The Bank of New York Mellon Trust Company, N.A. acts as trustee under other indentures under which BP acts as guarantor.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded, the trustee may in certain circumstances prescribed by the Trust Indenture Act of 1939 be considered to have a conflicting interest with respect to the debt securities or the applicable indenture. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

CLEARANCE AND SETTLEMENT

Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V. in Brussels, Belgium (“Euroclear”). These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Global securities will be registered in the name of a nominee for, and accepted for settlement and clearance by, one or more of, Euroclear, Clearstream, Luxembourg, DTC and any other clearing system identified in the applicable prospectus supplement.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.

The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investors’ interests in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

Clearstream, Luxembourg and Euroclear hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries which, in the case of securities for which a global security in registered form is deposited with DTC, in turn hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Neither we nor the trustee nor any of our or its agents has any responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. Neither we nor the trustee nor any of our or its agents has any responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. Neither we nor the trustee nor any of our or its agents has any supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that DTC, Clearstream, Luxembourg, Euroclear and their participants are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has previously advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

•

DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has previously advised us as follows:

•

Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry transfers between the accounts of its customers. This eliminates the need for physical movement of certificates.

•

Clearstream, Luxembourg provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•

Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has previously advised us as follows:

•

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Financial Services and Markets Authority (L’Autorité des Services et Marchés Financiers) and the National Bank of Belgium (Banque Nationale de Belgique).

•

Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•

Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries.

•

Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures—DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System, or such other procedures as are applicable for other securities.

Securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures—Euroclear and Clearstream, Luxembourg

We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System for debt securities, or such other procedures as are applicable for other securities.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

A purchaser of securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.

The interests in the securities will be credited to the relevant clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of the securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

TAX CONSIDERATIONS

United States Taxation

This section describes the material United States federal income tax consequences of owning the debt securities described in this prospectus. It applies to you only if you acquire debt securities in an initial offering and you hold your debt securities as capital assets for tax purposes. It is the opinion of Sullivan & Cromwell LLP, our U.S. counsel. This section addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state, or local tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income, the special timing rules prescribed under section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	U.S. expatriates,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes or as part of a “synthetic security” or other integrated financial transaction,

•	a person that purchases or sells debt securities as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the debt securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the debt securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt securities.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are, for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—BP Capital America—Non-United States Holders” and “—BP Capital U.K.—Non-United States Holders”.

Payments of Interest

Except as described below in the case of interest on a discount debt security that is not qualified stated interest, each as defined below under “—Original Issue Discount—General”, you will be taxed on the gross amount of any interest on your debt security, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest paid on, and original issue discount (as described below under “Original Issue Discount”), if any, accrued with respect to, the debt securities issued by BP Capital U.K. and any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts, is generally income from sources outside the United States and will generally be “passive” income for purposes of computing the foreign tax credit allowable to you.

Interest paid on, and original issue discount (as described below under “Original Issue Discount”), if any, accrued with respect to, the debt securities issued by BP Capital America and any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts, is generally income from sources within the United States.

Foreign Currency Debt Securities—Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Foreign Currency Debt Securities—Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year.

Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars. Amounts attributable to pre-issuance accrued interest will generally not be includable in income, except to the extent of foreign currency gain or loss attributable to any changes in exchange rates during the period between the date you acquired the Note and the first interest payment date.

Original Issue Discount

General. If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is equal to or more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually during the entire term of the note at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed under “—Variable Rate Debt Securities”.

In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1⁄4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under “—Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made; divided by:

•	the stated principal amount of the debt security.

Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year, and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest, and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above under “—General”, the excess is acquisition premium. If you do not make the election described below under “—Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security; divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•

in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security, and

•

in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You would determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “—General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “—Debt Securities Purchased at a Premium,” or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost,

•	the issue date of your debt security will be the date you acquired it, and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under “—Market Discount” to include market discount in income currently over the life of all debt instruments having market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

•

the value of any variable rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

•	Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate either:

•	multiplied by a fixed multiple that is greater than 0.65 but not more than 1.35 or

•	multiplied by a fixed multiple greater than 0.65 but not more than 1.35, and then increased or decreased by a fixed rate.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are caps, floors or governors that are fixed throughout the term of the debt security or such restrictions are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate,

•

the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security,

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities. In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you make an irrevocable election to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Foreign Currency Discount Debt Securities. If your discount debt security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount debt security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “—United States Holders—Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

Market Discount

You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its issue price as determined above under “Original Issue Discount—General” and

•

the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price and the price you paid for your debt security is equal to or greater than 1⁄4 of 1 percent of your debt security’s stated redemption price at maturity, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than 1⁄4 of 1 percent of the debt security’s stated redemption price at maturity multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

If you own a market discount debt security, the market discount will accrue on a straight-line basis unless an election is made to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it. You would, however, not include accrued market discount in income unless you elect to do so as described above.

Debt Securities Purchased at a Premium

If you purchase your debt security for an amount in excess of its principal amount (or, in the case of a discount debt security, in excess of the sum of all amounts payable on the debt security after the acquisition date (other than payments of qualified stated interest)), you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each accrual period with respect to interest on your debt security by the amount of amortizable bond premium allocable to that accrual period, based on your debt security’s yield to maturity.

If the amortizable bond premium allocable to an accrual period exceeds your interest income from your debt security for such accrual period, such excess is first allowed as a deduction to the extent of interest included in your income in respect of the debt security in previous accrual periods and is then carried forward to your next accrual period. If the amortizable bond premium allocable and carried forward to the accrual period in which your debt security is sold, retired or otherwise disposed of exceeds your interest income for such accrual period, you would be allowed an ordinary deduction equal to such excess.

If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss.

If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service.

Purchase, Sale and Retirement of the Debt Securities

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your debt security.

Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any OID or market discount previously included in income with respect to your debt security, and then

•

subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium to the extent that such premium either reduced interest income on your debt security or gave rise to a deduction on your debt security.

If you purchase your debt security with foreign currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the debt security is disposed of or retired, except that in the case of a debt security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “—Original Issue Discount—Short-Term Debt Securities” or “—Market Discount”, or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Debt Securities and Contingent Payment Debt Securities

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and debt securities that are subject to the rules governing contingent payment obligations.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the debt securities are denominated in a foreign currency, a United States holder (or a non-United States holder that holds the debt securities in connection with a U.S. trade or business) that recognizes a loss with respect to the debt securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable

Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. We urge you to consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

BP Capital America

The subsections under this heading “BP Capital America” describe tax consequences specific to holders of debt securities issued by BP Capital America. These subsections do not discuss the tax consequences of holding debt securities issued by BP Capital U.K. Holders of debt securities issued by BP Capital U.K. should see the discussion below under “—BP Capital U.K.”

Non-United States Holders

This subsection describes the tax consequences to a non-United States holder of debt securities issued by BP Capital America. The discussion below does not address the tax consequences to a non-United States holder of an investment in a debt security that references directly or indirectly the performance of United States equities. The tax treatment of any such debt securities will be discussed in the applicable prospectus supplement.

You are a non-United States holder if you are the beneficial owner of a debt security and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder this subsection does not apply to you.

Payments of Interest

This discussion assumes that the debt security is not subject to the rules of Section 871(h)(4)(A) of the Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

Subject to the discussions of FATCA withholding and backup withholding below, interest (including OID) on a debt security that is not effectively connected with your conduct of a trade or business in the United States will generally be exempt from United States federal income and withholding tax under the “portfolio interest exemption,” provided that (i) you do not, actually or constructively, own stock possessing 10% or more of the total voting power of the issuer’s outstanding stock, (ii) you are not a controlled foreign corporation that is related to the Company, actually or constructively and (iii) either (a) you provide to the applicable withholding agent an Internal Revenue Service Form W-8BEN or W-8BEN-E (or other applicable form), signed under penalties of perjury, that includes your name and address and that certifies your non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business provides a statement to the applicable withholding agent under penalties of perjury on which it certifies that an applicable Internal Revenue Service Form W-8BEN or W-8BEN-E (or other applicable form) has been received by it from you or a qualifying intermediary and furnishes a copy to the applicable withholding agent. This certification requirement may be satisfied with other documentary evidence in the case of a debt security held in an offshore account or through certain foreign intermediaries. The applicable withholding agent for purposes of the certification requirement described above is generally the last U.S. payor (or a non-U.S. payor that is a qualified intermediary or a U.S. branch of a foreign person) in the chain of payment before payment to you.

If you cannot satisfy the requirements of the portfolio interest exemption described above, then payments of interest (including OID) made to you generally will be subject to United States federal withholding tax at the rate of 30%, unless either (i) you provide the applicable withholding agent with a properly executed Internal Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from or reduction of the withholding tax under the benefit of an applicable income tax treaty or (ii) the interest is effectively connected with your conduct of a trade or business in the United States and you satisfy the certification requirements described below.

If you are engaged in a trade or business in the United States and interest (including OID) on a debt security is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on such interest on a net income basis in generally the same manner as a United States holder, unless an applicable income tax treaty provides otherwise. Unless exempt from net income tax under an applicable income tax treaty, effectively connected interest income generally will not be subject to United States federal withholding tax if you satisfy certain certification requirements by providing the applicable withholding agent with a properly executed Internal Revenue Service Form W-8ECI or applicable successor form. If you are a non-United States holder that is treated as a foreign corporation for United States federal income tax purposes, you may also be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate) on your effectively connected earnings and profits, subject to adjustments.

Purchase, Sale, Retirement or Other Disposition of Debt Securities

If you are a non-United States holder of a debt security, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

If you are described in the first bullet point above, you will be subject to United States federal income tax on such gain on a net income basis in generally the same manner as a United States holder, unless an applicable income tax treaty provides otherwise. If you are a non-United States holder that is treated as a foreign corporation for United States federal income tax purposes, you may also be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate) on your effectively connected earnings and profits, subject to adjustments. If you are described in the second bullet point above, you generally will be subject to United States federal income tax at a flat rate of 30% (unless a lower treaty rate applies) on your gain from the disposition, which may be offset by certain United States-source capital losses.

A debt security held by an individual, who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the issuer entitled to vote at the time of death; and

•	the income on the debt security would not have been effectively connected with a United States trade or business of the decedent at the same time.

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Payments of interest that you receive in respect of the debt securities could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold debt securities through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

This subsection describes the backup withholding and information reporting relating to holders of debt securities issued by BP Capital America.

In general, if you are a noncorporate United States holder, the issuer and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your debt security, and the accrual of OID on a discount debt security. In addition, the issuer and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your debt security before maturity within the United States. Additionally, backup withholding would apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or (in the case of interest payments) you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a non-United States holder, the issuer and other payors are required to report payments of interest on your debt securities on Internal Revenue Service Form 1042-S. Payments of principal, premium or interest, including OID, made by us and other payors to you would otherwise not be subject to information reporting and backup withholding, provided that the certification requirements described above under “— Non-United States Holders” are satisfied or you otherwise establish an exemption. In addition, payment of the proceeds from the sale of debt securities effected at a United States office of a broker will not be subject to backup withholding and information reporting if (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and (ii) you have furnished to the payor or broker an appropriate Internal Revenue Service Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-United States person.

In general, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

BP Capital U.K.

The subsections under this heading “BP Capital U.K.” describe tax consequences specific to holders of debt securities issued by BP Capital U.K. These subsections do not discuss the tax consequences of holding debt securities issued by BP Capital America. Holders of debt securities issued by BP Capital America should see the discussion above under “—BP Capital America.”

Non-United States Holders

This subsection describes the tax consequences to a non-United States holder of debt securities issued by BP Capital U.K. The discussion below does not address the tax consequences to a non-United States holder of an investment in a debt security that references directly or indirectly the performance of United States equities. The tax treatment of any such debt securities will be discussed in the applicable prospectus supplement.

You are a non-United States holder if you are a beneficial owner of a debt security and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder, this subsection does not apply to you.

Payments of Interest

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a non-United States holder of a debt security, interest, including OID, on a debt security paid to you is exempt from U.S federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a U.S. insurance business to which the interest is attributable, within the meaning of the Code; or

•	you both

•	have an office or other fixed place of business in the United States to which the interest is attributable and

•

derive the interest in the active conduct of a banking, financing or similar business within the United States, or are a corporation with a principal business of trading in stocks and securities for its own account.

Purchase, Sale, Retirement or Other Disposition of Debt Securities

If you are a non-United States holder of a debt security, you generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of U.S. federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Information with Respect to Foreign Financial Assets

A United States holder that owns “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. United States holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the debt securities.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder of debt securities issued by BP Capital U.K., information reporting requirements, on Internal Revenue Service Form 1099, generally would apply to payments of principal and interest on a debt security within the United States, and the payment of proceeds to you from the sale of a debt security effected at a United States office of a broker. Information reporting may also apply in respect of any OID that accrues on a debt security.

Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of interest payments) are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a non-United States holder, you are generally exempt from backup withholding and information reporting requirements with respect to payments of principal and interest made to you outside the United States by BP Capital U.K. or another non-United States payor. You are also generally exempt from backup withholding and information reporting requirements in respect of payments of principal and interest made within the United States and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid Internal Revenue Service Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of a debt security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

United Kingdom Taxation

The following is a summary of the material U.K. withholding tax consequences at the date hereof in relation to the payment of principal, interest, discount and premium in respect of the debt securities issued by the BP Debt Issuers and also contains a summary of the material U.K. tax consequences of the ownership and disposition of the debt securities. Except where the context otherwise requires, this summary relates only to the position of persons who are absolute beneficial owners of the debt securities and does not deal with the position of certain classes of holders such as dealers. This summary is based on existing United Kingdom tax law and our understanding of the practice of His Majesty’s Revenue and Customs (“HMRC”), as well as applicable tax treaties, as of the date of this prospectus. Legislative, administrative or judicial changes may modify the tax consequences described in this summary, possibly with retroactive effect. Furthermore, we can provide no assurance that the tax consequences contained in this summary will not be challenged by HMRC or will be sustained by a United Kingdom court if they were to be challenged. This section is the opinion of Sullivan & Cromwell LLP.

Please consult your own tax advisor on the consequences of owning these debt securities in your particular circumstances under the laws of the U.K. and any other relevant taxing jurisdiction.

1.	Debt securities issued by BP Capital U.K. (“U.K. debt securities”)

(A)

While the U.K. debt securities continue to be listed on a “recognised stock exchange” as defined in Section 1005 of the Income Tax Act 2007 (which includes the main markets of the London and New York Stock Exchanges), payments of interest may be made without withholding or deduction for or on account of U.K. income tax.

(B)

A further exemption from withholding on interest payments is available for “qualifying private placements”, which may apply to interest payments on the debt securities if the debt securities are not or cease to be listed on a “recognised stock exchange” (as defined in section 1005 of the Income Tax Act 2007) and certain other conditions are met, including the provision of a certificate by the person beneficially entitled to the interest. This certificate would need to certify that the person was beneficially entitled to the interest for genuine commercial reasons and that it was resident in a “qualifying territory”, as defined in section 173 of the Taxation (International and Other Provisions) Act 2010. Subject to designation to the contrary, a territory is a “qualifying territory” if it has entered double taxation arrangements with the U.K. containing a non-discrimination provision as prescribed in that section.

(C)

Interest on the debt securities may also be paid without withholding or deduction on account of U.K. tax where interest on the debt securities is paid to a person BP Capital U.K. reasonably believes (and any person by or through whom interest on the debt securities is paid reasonably believes) is the beneficial owner of, and is within the charge to U.K. corporation tax as regards, the payment of interest at the time the payment is made, provided that HMRC has not given a direction that it has reasonable grounds to believe that it is likely that the beneficial owner is not within the charge to U.K. corporation tax in respect of the payment of interest at the time the payment is made.

(D)

In all cases not falling within paragraphs (A), (B) or (C) above, subject to relief under an applicable double taxation treaty, interest on the U.K. debt securities will be paid under deduction of U.K. income tax at the basic rate (currently 20%) except in the case of interest (“short interest”) on U.K. debt securities with a maturity date of less than one year from the date of issue (and where the borrowing under such U.K. debt securities at no time forms part of a borrowing which has, or is intended to have, a total term of one year or more). Short interest can be paid without deduction or withholding on account of U.K. tax.

(E)

Payments on the debt securities that, although not expressed to be interest, fall to be treated as interest for U.K. tax purposes, and are not short interest, will also be subject to the withholding tax rules described above. A premium payable on a redemption of a debt security may fall to be treated as interest other than short interest for U.K. tax purposes. When the U.K. debt securities are issued at a discount or redeemable at a premium, U.K. withholding tax will not apply to the payment of that discount or premium so long as it does not constitute interest other than short interest for U.K. tax purposes (other than discount treated as interest solely by virtue of Section 381 Income Tax (Trading and Other Income) Act 2005).

(F)

Payments, or parts thereof, constituting income in respect of the U.K. debt securities have a U.K. source and accordingly may be chargeable to U.K. tax by direct assessment even if paid without withholding or deduction. However, income in respect of the U.K. debt securities with a U.K. source received by a holder of the U.K. debt securities without deduction or withholding on account of U.K. tax will not generally be liable to U.K. tax by direct assessment unless that securities holder (i) is resident in the United Kingdom for U.K. tax purposes, or (ii) carries on a trade, profession or vocation in the United Kingdom through a U.K. branch, agency or permanent establishment in connection with which the income is received or to which the U.K. debt securities are attributable. There are certain exemptions for income received by certain categories of agent (such as some brokers and investment managers).

2.	Debt securities issued by BP Capital America (“U.S. debt securities”)

(A)

Whether withholding or deduction for or on account of U.K. income tax is required from payments of interest on the U.S. debt securities will depend in the first instance on the “source” of the interest. If the interest on the U.S. debt securities does not have a U.K. source, interest on the U.S. debt securities may be paid by the relevant Issuer without withholding or deduction for or on account of U.K. income tax. If, on the other hand, the interest on the U.S. debt securities has a U.K. source, the statements in paragraphs 1(A) to (F) above will apply to any such income mutatis mutandis.

(B)

The source of a payment is a complex matter. It is necessary to have regard to case law and HMRC practice. Case law has established that in determining the source of interest, all relevant factors must be taken into account. The source of an interest payment in respect of the U.S. debt securities would need to be analyzed in light of the particular facts and circumstances of the relevant issuance.

3.	Guarantee Payments

Any payments made by BP under the guarantee to holders of the debt securities may have a U.K. source for U.K. tax purposes.

The United Kingdom withholding tax treatment of payments by BP under the guarantee which have a U.K. source is uncertain. On one view, a payment under the guarantee in respect of interest should be treated as a payment of interest and a payment under the guarantee in respect of principal should be treated as principal and, consequently, guarantee payments in respect of interest should be subject to the same withholding tax implications described at Section 1 above. On an alternative view, however, payments by BP under the guarantee in respect of interest may be treated as annual payments, in which case they would not be eligible for the exemptions described in Sections 1(A) and 1(B) above and may be subject to United Kingdom withholding tax at the basic rate, subject to any other available exemptions and reliefs. In either case, recipients of payments under the guarantee may be assessed for U.K. tax on the receipt of these payments on the basis described in Section 1(F) above.

4.	Tax on Ownership and Disposition

(A)

Holders of the debt securities which are companies within the charge to U.K. corporation tax may be subject to U.K. corporation tax on their holding, disposal and redemption of the debt securities (including a part redemption of the debt securities that are redeemable in two or more instalments). In general, all returns on and fluctuations in the value of the debt securities will be brought into account in computing taxable income broadly in accordance with securities holders’ statutory accounting treatment. Fluctuations in value relating to foreign exchange gains and losses in respect of the debt securities will also be brought into account in computing income.

(B)

Holders of the debt securities who are individuals and who are resident in the United Kingdom or carry on a trade in the United Kingdom through a branch or agency to which the debt securities are attributable may be subject to U.K. income or capital gains tax on the disposal or redemption of the debt securities (including a part redemption of the debt securities that are redeemable in two or more instalments). The nature of the tax charge will depend on the terms of the debt securities in question and the particular circumstances of the relevant securities holder. In particular, we urge individual debt securities holders to have regard, where appropriate, to the capital gains tax legislation including the rules applying to “temporary non-residents”, the “accrued income scheme” and the “deeply discounted securities” legislation and to note that under certain provisions (the “deeply discounted securities” legislation) the issue of the debt securities under a particular prospectus supplement may, in certain circumstances, alter the tax treatment of the debt securities previously issued.

5.	Provision of Information by and/or to HMRC

Debt securities holders may wish to note that HMRC has extensive information-gathering powers, including powers to obtain information regarding the debt securities and payments on them, the payee or person entitled to them or any person engaging in a transaction in respect of them.

Any such information may, in certain circumstances, be exchanged by HMRC with the tax authorities of other jurisdictions.

6.	Inheritance Tax

(A)

A holder of the debt securities who is an individual domiciled outside the United Kingdom will generally not be liable to U.K. inheritance tax in respect of his holding of the debt securities if the register of the debt securities is maintained outside the United Kingdom. If a register of the debt securities is maintained within the United Kingdom, then an individual domiciled outside the United Kingdom may be liable to U.K. inheritance tax. If so, exemption from or reduction in any U.K. inheritance tax liability may be available for holders of the debt securities who are treated as domiciled in the United States under the Estate Tax Treaty made between the United Kingdom and the United States. Holders of the debt securities should note that an individual may be domiciled in the U.K. for inheritance tax purposes for a period despite lacking a U.K. domicile for other U.K. law purposes.

(B)	Holders of the debt securities who are domiciled in the United Kingdom may be liable to inheritance tax in respect of their holdings of debt securities.

7.	Stamp Duty and Stamp Duty Reserve Tax

No U.K. stamp duty or stamp duty reserve tax will generally be payable by a holder of the debt securities on the redemption of the debt securities by the relevant BP Debt Issuer.

No U.K. stamp duty or stamp duty reserve tax will arise on the issue of the debt securities.

No liability for U.K. stamp duty or stamp duty reserve tax will arise on a transfer of, or an agreement to transfer, the debt securities unless:

(i) for both the U.K. debt securities and the U.S. debt securities, the securities carry at the time the instrument of transfer is executed a right of conversion into shares or other securities or to the acquisition of shares or other securities, or carry at the time the instrument of transfer is executed or have carried at any earlier time:

•	a right to interest the amount of which is or was determined to any extent by reference to the results of, or of any part of, a business or to the value of any property;

•	a right to interest the amount of which exceeds a reasonable commercial return on the nominal amount of the capital; or

•

a right on repayment to an amount that exceeds the nominal amount of the capital and is not reasonably comparable with what is generally repayable (in respect of a similar nominal amount of capital) under the terms of issue of loan capital listed on the Official List of the London Stock Exchange, and

(ii) additionally, (x) in relation to stamp duty, the relevant transfer is by written instrument rather than book entry in one of the clearing systems mentioned above, or (y) in relation to stamp duty reserve tax, the relevant transfer is not of securities held in a clearing system (or the relevant transfer is of securities held in a clearing system but an election has been made under section 97A of the United Kingdom Finance Act 1986 for stamp duty reserve tax to apply in respect of the relevant clearing system or the relevant part of the clearing system) and, in the case of U.S. debt securities only, a register of the debt securities is maintained in the United Kingdom.

Where there is a charge to U.K. stamp duty or stamp duty reserve tax, the rate of charge is normally 0.5% on the amount or value of the consideration for the transfer.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed.

Underwriters

If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we have entered into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the debt securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

VALIDITY OF SECURITIES

In connection with particular offerings of the debt securities in the future, the validity of the debt securities and guarantees may be passed upon for us by Sullivan & Cromwell LLP as to certain matters of New York law, and for any underwriters by Cleary Gottlieb Steen & Hamilton LLP or any other law firm named in the applicable prospectus supplement, as to certain matters of New York law. The validity of the debt securities and guarantees may be passed upon for us by our Managing Counsel – Treasury as to certain matters of English law.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from BP’s Annual Report on Form 20-F for the year ended December 31, 2023 and the effectiveness of BP’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Netherland, Sewell & Associates (NSAI), an independent petroleum engineering consulting firm, performed an independent evaluation of net proved crude oil, condensate, natural gas liquids and natural gas reserves, as of December 31, 2023, for certain properties owned by BP in the US Lower 48. NSAI has delivered to us its summary letter report describing its procedures and conclusions, a copy of which appears as Exhibit 15.2 to the Annual Report on Form 20-F of BP p.l.c. for the year ended December 31, 2023, which is incorporated herein by reference.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

BP and BP Capital U.K. are public limited companies incorporated under the laws of England and Wales. Many of our directors and officers, and some of the experts named in this document, reside outside the United States, principally in the United Kingdom. In addition, although we have substantial assets in the United States, a large portion of our assets and the assets of our directors and officers is located outside of the United States. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws:

•	to effect service within the United States upon us or our directors and officers located outside the United States;

•	to enforce in U.S. courts or outside the United States judgments obtained against us or those persons in the U.S. courts;

•	to enforce in U.S. courts judgments obtained against us or those persons in courts in jurisdictions outside the United States; and

•

to enforce against us or those persons in the United Kingdom, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

EXPENSES

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the debt securities registered with the SEC under the registration statement:

Securities and Exchange Commission registration fee	(1)
Printing and engraving expenses	90,000
Legal fees and expenses	600,000
Accounting fees and expenses	500,000
Rating agency fees	600,000
Trustees’ fees and expenses	150,000

Total	1,940,000

(1)

The Registrants are registering an indeterminate amount of securities under the Registration Statement and in accordance with Rules 456(b) and 457(r), the Registrants are deferring payment of any additional registration fee until the time the securities are sold under the Registration Statement pursuant to a prospectus supplement.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of BP Capital Markets America Inc. or BP p.l.c. since the date hereof or that the information contained herein, or incorporated by reference herein or therein, is correct as of any time subsequent to the date of such information.

TABLE OF CONTENTS

Prospectus Supplement

BP Capital Markets America Inc.

$400,000,000 5.017% Guaranteed Notes due 2027

$950,000,000 5.227% Guaranteed Notes due 2034

$650,000,000 4.868% Guaranteed Notes due 2029

Payment of the principal of and interest on the notes is guaranteed by

BP p.l.c.

Prospectus Supplement

November 20, 2024

BofA Securities

Goldman Sachs & Co. LLC

Morgan Stanley

SMBC Nikko

Santander

TD Securities

Academy Securities

CAVU Securities